Exhibit 6.15

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) and is the type that the registrant treats as private or confidential.

CO-PRODUCTION & FINANCING AGREEMENT

This Agreement is entered into as of March 24, 2021 by and between CARTEL PICTURES, LLC (“Cartel”), 1108 Tamarind Ave., Los Angeles, California 90038 (email: _____________) , and TO THE STARS, INC. (“TTS”), c/o Fox Rothschild, LLP 10250 Constellation Blvd., Suite 900 , Los Angeles, CA 90067-Attention: Heidy Vaquerano, Esq. (email: _______________) with reference to the following facts:

A. TTS has a high degree of brand recognition and contacts within the entertainment industry, and has access to various sources of intellectual property (“IP”) that could serve as the basis for motion pictures and/or television series.

B. Cartel has a high degree of expertise in the area of film and series production, as well as contacts and resources for the creation and exploitation of audiovisual productions.

C. The parties wish to combine their resources and areas of expertise to work together, on a case-by-case basis, to develop, produce and exploit productions in all media and territories.

To that end, the parties agree as follows:

1. Development: The parties will, from time to time, mutually select projects for development, which may be existing scripts, books, treatments or simply ideas (collectively the “Project(s)”). There is no minimum number of projects to be developed or produced under this Agreement, and neither party makes any commitment to participate in the creation, development or production of any particular project. TTS and Cartel will have mutual approval over all creative and business decisions relating to development, production and exploitation of the Project(s), including the selection of projects, the hiring of writers, the nature and degree of development (e.g., should a treatment be written, or a full screenplay?), the budget for each Project, and potential financiers, networks or distributors. Any costs of development will be mutually approved and borne by the parties on a 50-50 basis.

2. Production:

a. When a project has been chosen and developed, the parties will form a Single-Purpose Vehicle (“SPV”) for the production of such project (the parties may elect to form such an SPV at an earlier stage, if it is mutually decided to run development through such an SPV). Upon the formation of an SPV, all rights in the applicable IP will be assigned to such SPV. As with development, all creative and business decisions will be mutually made by Cartel and TTS, subject to the rights of the applicable Buyer (as that term is defined in paragraph 3.a. below).

b. The budget of each production will include equal fees for the producer/executive producer services of Cartel’s and TTS’s designated principals. However, if one party is providing services that are not being provided by the other party, fees for such services will be retained entirely by the party providing the applicable services. (By way of examples only: If TTS creates the musical score for a production, TTS will retain the fee for such score; if Cartel provides all physical production services, Cartel will retain the production services fee.) All fees payable to either party will be subject to the reasonable approval of both parties.

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3. Distribution and Exploitation:

a. The parties will mutually approve all agreements for the distribution, exhibition or other exploitation of productions hereunder, as well as the identity of the licensee/network/studio/distributor (each a “Buyer”).

b. All proceeds from the distribution of productions will be split equally between TTS and Cartel, after recoupment of production costs (and any other costs incurred by either or both parties in connection with the development, production or marketing of any production).

c. Cartel will use its reasonable best efforts to cause TTS to retain merchandising rights in each production, subject to the approval of the applicable Buyer and to the negotiation in good faith of the terms on which TTS will exploit such rights.

d. In the event that the parties do not enter into an agreement with a Buyer for a Project, then all rights in and to such Project will revert back to the original party who brought the Project subject to the co-ownership of any mutually created materials for the Project which may not be exploited without the mutual consent of the parties.

4. General Terms:

a. The term of this Agreement will commence on its full signature, and continue until either party terminates such term by written notice to the other party. Any such termination will not affect the parties’ respective rights in IP or productions commenced hereunder prior to the date of such termination.

b. The parties recognize that there may be projects to which some of the provisions of this Agreement do not easily lend themselves. (Examples might include a project for which the parties need to bring in a third partner, or a project for which one of the parties has expended resources developing the applicable IP before presenting it to the other party.) In such case, the parties will in good faith renegotiate and adjust the terms of this Agreement to the degree reasonably necessary to accommodate the circumstances of such project.

c. This Agreement does not create an exclusive relationship between the parties, or require either party to present projects to the other party prior to presenting them to third parties. Each party to this Agreement recognizes that the other party conducts substantial business outside of the scope of this Agreement. This Agreement does not create a partnership between the parties, except to the extent such a partnership is created for a particular mutually-selected project hereunder.

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d. Notices hereunder will be sent to each party at the address for such party set forth at the beginning of this Agreement, and will be deemed received if sent by either certified or registered mail. Notice may be sent by email provided that there is proof of receipt. A party that has actually received a notice may not assert such notice to be invalid by virtue of its not being sent in the proper manner. A copy of all notices to Cartel hereunder will be sent via email to Kevin Koloff at _____________________. A copy of all notices to TTS hereunder will be sent via email to Heidy Vaquerano at ______________________.

e. The parties may elect to prepare and sign a longer, more formal document embodying the terms of this Agreement and such other mutually-agreed provisions as are customary in agreements for the development, production and exploitation of audiovisual productions. Unless and until such a document is signed, this Agreement, which contains all material terms of the parties’ mutual understanding, will serve as a binding contract, subject to the internal laws of the State of California. This Agreement may be signed in counterparts, and signature by electronic means (e.g., DocuSign, facsimile) will be considered biding original signature. In the event of any dispute arising hereunder or in relation to the Screenplay or Picture, the parties submit to the jurisdiction of the courts located in Los Angeles County, California.

TO THE STARS, INC.		MOCA MOVIE, LLC

By	/s/ Tom DeLonge	By	/s/ Stan Spry
	Tom DeLonge		Stan Spry

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